Exhibit 21.1

Subsidiaries of ARKO Petroleum Corp.

Name	Jurisdiction of Organization
GPM Empire, LLC	Delaware
GPM Petroleum GP, LLC	Delaware
GPM Petroleum LP	Delaware
GPM Petroleum, LLC	Delaware
GPM RE LP	Delaware
GPM Transportation Company LLC	Delaware
Pine Belt Oil Company, LLC	Mississippi
RAMCO, LLC	Mississippi